Kewaunee Scientific Announces Results for Second Quarter

STATESVILLE, N.C., Dec. 2, 2010 /PRNewswire-FirstCall/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today announced the financial results for its second quarter ended October 31, 2010.

Sales for the quarter were $25,625,000, the third consecutive quarter of sales improvement over the immediately preceding quarter. As compared to the same quarter last year, sales declined 5% from sales of $27,088,000, reflecting a continuing softness in the domestic marketplace for small and mid-sized laboratory projects. Domestic sales were $22,269,000, down from $24,713,000 in the second quarter last year, while international sales were $3,356,000, up from $2,375,000 in the second quarter last year.

Net earnings for the quarter were $855,000, or $0.33 per diluted share, a decrease from net earnings of $1,352,000, or $0.53 per diluted share, in the second quarter of the prior year.  Earnings were unfavorably impacted by lower sales volume and continued aggressive pricing in all of the Company's markets.

The order backlog was $66.0 million at October 31, 2010, down slightly from $66.9 million at July 31, 2010 and up from $65.2 million at October 31, 2009.

The domestic marketplace for laboratory furniture remains healthy, particularly for larger laboratory furniture projects. In addition, the Company noticed an improvement in small and mid-sized orders toward the end of the quarter. This was the first noticeable improvement in this business category since the beginning of the economic slowdown.

Sales for the six months ended October 31, 2010 were $50,483,000, down 5% from sales of $53,337,000, in the same period last year.  Domestic operations sales were $43,216,000, down from sales of $48,071,000 in the same period last year.  International operations sales were $7,267,000, up from sales of $5,266,000 in the same period last year. Net earnings for the six months were $1,512,000, or $0.59 per diluted share, down from net earnings of $2,423,000, or $0.95 per diluted share, for the same period last year.

"Progress was made during the quarter in a number of strategic areas," said William A. Shumaker, President and Chief Executive Officer.  "The expansion of our Statesville epoxy resin facility was completed on schedule and within budget. We are now offering additional colors and new countertop styles in response to customer preferences. Our recent strategy to manufacture casework and architectural millwork furniture for the growing healthcare market continued to move forward, and we have received our first large order for these products. We are particularly pleased with the early success of our new biological safety cabinets.  They have been extremely well received in the marketplace, and we have started shipping these products to customers.

"Regarding the marketplace, we continue to see many opportunities, and we have a record number of outstanding quotations on large laboratory projects, both domestic and international.  Decisions on most of these projects are expected over the next six months, and I am optimistic the Company will be successful in winning a significant number of them.

"Looking forward to the second half of the year, we expect our progress to continue, with sales and earnings projected to improve over the first half of this year. These expectations are based on a number of factors, including scheduled delivery dates for orders in our order backlog, a modest recovery in the global economy, sales and earnings benefits from new products, and continuing increased sales opportunities in the international marketplace."

The Company's balance sheet remains strong. Working capital was $21,781,000 at October 31, 2010, up from $20,880,000 at October 31, 2009. Short term borrowings under the bank line of credit were $4,147,000 at October 31, 2010, down from $5,370,000 at October 31, 2009. Total bank borrowings and capital lease obligations were $8,273,000, as compared to $5,647,000 at October 31, 2009, and the debt-to-equity ratio was .26-to-1, as compared to .19-to-1 at October 31, 2009. Cash on hand at October 31, 2010 was $1,792,000, down from $3,057,000 at October 31, 2009.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters are located in Statesville, North Carolina. The Company's manufacturing facilities are located in Statesville and Bangalore, India. The Company has subsidiaries in Singapore and Bangalore that serve the Asian and Middle East markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

Consolidated Statements of Operations (in thousands, except per share data) (Unaudited)
	Three Months Ended		Six Months Ended
	October 31		October 31
	2010	2009	2010	2009

Net sales	$25,625	$27,088	$50,483	$53,337
Cost of products sold	20,208	20,878	40,067	41,363
Gross profit	5,417	6,210	10,416	11,974
Operating expenses	4,045	3,976	7,946	7,942
Operating earnings	1,372	2,234	2,470	4,032
Other expense	--	--	(1)	--
Interest expense	(78)	(39)	(122)	(80)

Earnings before income taxes	1,294	2,195	2,347	3,952
Income tax expense	414	751	743	1,340

Net earnings	880	1,444	1,604	2,612

Less: net earnings attributable to
the noncontrolling interest	25	92	92	189

Net earnings attributable to
Kewaunee Scientific Corporation	$855	$1,352	$1,512	$2,423

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$0.33	$0.53	$0.59	$0.95
Diluted	$0.33	$0.53	$0.59	$0.95

Weighted average number of common
shares outstanding (in thousands)
Basic	2,573	2,560	2,573	2,558
Diluted	2,578	2,571	2,578	2,564

Condensed Consolidated Balance Sheets (in thousands)
	October 31	April 30
	2010	2010
	(unaudited)
Assets
Cash and cash equivalents	$1,248	$1,722
Restricted cash	544	544
Receivables, less allowances	26,993	26,169
Inventories	9,058	8,350
Prepaid expenses and other current assets	2,203	1,797
Total current assets	40,046	38,582
Net property, plant and equipment	16,338	13,815
Other assets	4,398	4,224
Total Assets	$60,782	$56,621

Liabilities and Equity
Short-term borrowings	$4,147	$4,872
Current obligations under capital leases	80	82
Current portion of long-term debt	200	--
Accounts payable	9,211	9,540
Other current liabilities	4,627	4,003
Total current liabilities	18,265	18,497
Other non-current liabilities	9,869	6,452
Total liabilities	28,134	24,949
Noncontrolling interest	1,353	1,239
Kewaunee Scientific Corporation equity	31,295	30,433
Total equity	32,648	31,672
Total Liabilities and Equity	$60,782	$56,621

Contact:	D. Michael Parker
704/871-3290

CONTACT: D. Michael Parker, +1-704-871-3290